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         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                   EXHIBIT 12
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                  Wilmington Trust Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                      (Dollars in Thousands, Except Ratios)
                                   (Unaudited)

                                         As of or For
                                            Quarters
                                         Ended March 31,         As of or For the Years ended December 31,
                                      ------------------    ---------------------------------------------------
                                        2003       2002       2002       2001       2000       1999       1998
                                      -------    -------    -------    -------    -------    -------    -------
EXCLUDING INTEREST ON DEPOSITS

Income Before Income Taxes .......     44,890     49,274    206,784    190,049    184,767    161,662    171,548
Add Fixed Charges ................      5,860      8,543     28,368     57,943     83,115     68,769     65,506
                                      -------    -------    -------    -------    -------    -------    -------
   Total Earnings ................     50,750     57,817    235,152    247,992    267,882    230,431    237,054
                                      -------    -------    -------    -------    -------    -------    -------

Fixed Charges:
Other Interest Expense ...........      5,860      8,543     28,368     57,943     83,115     68,769     65,506
   Total Fixed Charges ...........      5,860      8,543     28,368     57,943     83,115     68,769     65,506
                                      -------    -------    -------    -------    -------    -------    -------
Ratio of Earnings to Fixed Charges        8.7        6.8        8.3        4.3        3.2        3.4        3.6
                                      -------    -------    -------    -------    -------    -------    -------

INCLUDING INTEREST ON DEPOSITS

Income Before Income Taxes .......     44,890     49,274    206,784    190,049    184,767    161,662    171,548
Add Fixed Charges ................     24,493     31,090    116,341    209,985    275,315    216,263    219,242
                                      -------    -------    -------    -------    -------    -------    -------
   Total Earnings ................     69,383     80,364    323,125    400,034    460,082    377,925    390,790
                                      -------    -------    -------    -------    -------    -------    -------

Fixed Charges:
Deposit Interest Expense .........     18,633     22,547     87,973    152,042    192,200    147,494    153,736
Other Interest Expense ...........      5,860      8,543     28,368     57,943     83,115     68,769     65,506
                                      -------    -------    -------    -------    -------    -------    -------
   Total Fixed Charges ...........     24,493     31,090    116,341    209,985    275,315    216,263    219,242
                                      -------    -------    -------    -------    -------    -------    -------

Ratio of Earnings to Fixed Charges        2.8        2.6        2.8        1.9        1.7        1.7        1.8
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